Exhibit 10.1

Equity Interest Purchase Agreement

The following parties entered into an equity interest purchase agreement (hereinafter called “the Agreement”) on December 31, 2014 in Suzhou:

Party A (acquirer): SPI Solar Power (Suzhou) Co., Ltd.

Party B (1st assignor): TBEA Xinjiang Sunoasis Co., Ltd.

Party C (2nd assignor): Xinjiang Sang’ou Solar Equipment Co., Ltd.

Target enterprise: Gonghe County Xinte Photovoltaic Co., Ltd.

Recitals

1.

Whereas, the target company, Gonghe County Xinte Photovoltaic Co., Ltd., also called “the project company”, was formed on April 28th, 2013 by Party B and Party C. With both registered and paid-in capital of 43 million yuan, Party B and Party C have completed the obligation of capital contribution to the project company, of which Party B owns 90% of the total shares and Party C owns 10% of the shares. The company is located in the PV Generation Park of Gonghe County and its legal representative is Jianxin Zhang with the business purpose of solar power generation investment and operation.

2.

Whereas, Party B and Party C wish to transfer the 100% shares of the target company (the “Target Shares”) to Party A in accordance with the terms specified in the Agreement, and Party A wishes to acquire the interests and rights of aforementioned Target Shares in accordance with the terms specified in the Agreement.

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, in accordance with the laws and regulations of PRC, all parties hereto agree as follows:

Article 1: Definitions

Except being specified otherwise, all the terminologies contained in this agreement have the below meanings:

1.1	“Agreement” refers to this equity interest purchase agreement.

1.2	“Target Shares” refers to 100% of shares inherited from the target company and those that Party A wishes to acquire in accordance with terms specified in the agreement.

1.3

“Share Transfer” refers to the transaction that Party A wishes to acquire and Party B and Party C wish to transfer the shares of the target company in accordance with the terms specified in the agreement.

1.4

“Closing Date” refers to date of transfer of Target Shares in accordance with the terms specified in the agreement and the registration of the new board of directors and new shareholders at the local industrial and commercial bureau as well as obtaining the updated business license issued by the local industrial and commercial bureau.

1.5

“Acquisition of the Target Company” refers to the delivery of the company seals, stamps for finance affairs, stamps for contractual purposes, various departmental seals (if there is any), all documents relating to the business license, personnel, administration, accounting, project data, operational management of the target company as specified in the agreement that should be transferred to Party A, including all the contracts signed under the name of the Target Company.

1.6	“Effective Date” refers to the date of signing and of the contracts as well as being stamped with the company’s seals by all parties.

1.7

“Related Parties” refers to any “person” that directly or indirectly controls or being controlled by one or multiple entities jointly. In the use of the above definition, “control” refers to any person who (1) owns more than 50% of the total issued and outstanding shares (2) possess the voting rights or the proxy that represents more than 50% of total outstanding shares or (3) has the right to appoint a majority number of directors of the board of directors or any committee with comparable functions or (4) through other arrangements may be able to control the management or decisions of the management.

1.8	“Third Party” refers to any natural person or legal person other than the signatory parties.

1.9	“Concerning Parties” refer to all concerning parties, including Party A, Party B, Party C and the Target Company.

1.10

“EPC Contract” refers to the EPC Contract signed by the target company and Party B with regards to the 20MWp PV Generation On-Grid Project of the Gonghe County Xinte Photovoltaic Co., Ltd., and the total EPC contract value is 206 million yuan.

Article 2: The Closing Conditions

2.1	Party A shall pay the total contract price at the premises of the followings:

2.1.1.

        The Agreement shall conform with all relevant laws and regulations of the registration location and in the event that the local government approval, registration, filing or reporting are required by the relevant laws and regulations, Party A shall have obtained necessary approvals or grants required to sell and transfer the share transfer of the target company and Party C shall also obtain the necessary approvals and permits to acquire the share transfer of the target company.

2.2

Party B and Party C have obtained the formal approvals from authoritative organizations (including the board of directors and the board of shareholders) to transfer the shares of the Target Company and amend the articles of incorporation of the Target Company.

2.3	Party A has completed the due diligence investigation which does not materially different from the representation of Party B, Party C and the target company.

2.4	The project has obtained the approval and project filing grant from the provincial level DRC (development and reform commission) and has obtained all the documents listed in Attachment One.

2.5	All concerning parties have signed all legal documents required to complete the change of registration at the local industrial and commercial bureau.

2.6	The pledged shares or restricted rights of the target company (if there is any) have been released.

2.7	The share pledge agreement regarding pledging 85% shares of the target company as specified in Article 3.5.2 has been signed.

Article 3: The Contract Price of the Share Transfer of the Target Company

NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, in accordance with the laws and rules of PRC, all parties hereto agree as follows:

3.1.

Party B and Party C agree to transfer to Party A, and Party A agrees to acquire the share of the Target Company the Target Shares, and Party A, Party B and Party C agree that within 10 working days of the date that Party B and Party C receive agreed amount of payment as specified in Article 3.5.1 and Article 3.5.2, and all the conditions of the share delivery, the change of registration at the local industrial and commercial bureau have been completed and the sale of the target company and the closing condition as specified by Article 2 have been met, Party A shall pay the remaining amount in a way that is specified in Article 3.5.3.

3.2.

All the expenses, costs, payables, liabilities (if there is any) associated with the PV generation project construction under the target company shall be assumed by the target company. In the event that payments or liabilities after the closing date is still pending resulting in incurring any continuous payment obligation of the target company, Party B agrees that Party A may deduct the amount from the payment of the share transfer to Party B and Party C, or Party A is entitled with the right of recourse for Party B and Party C (except the EPC liabilities between the target company and Party B). The target company and Party A shall not assume any liabilities prior to the delivery of the share transfer (except the EPC liabilities between the target company and Party B), and such liabilities shall be assumed by Party B, and in case the target company assumes the payment obligation on behalf of Party B, Party A has the right to deduct the amount from the payment of the share transfer to Party B or is entitled with the right of recourse for Party B. If it is necessary to enter into a third-party liabilities transfer agreement, Party A shall provide full support. The assets, liabilities and the employees’ labor relations remained intact under the target company.

3.3.

After the date of delivery of the share transfer, Party A is entitled with relevant shareholder’s right and assumes relevant shareholder’s obligation, as appropriate to its ownership. After the share transfer of the target company, the shareholder’s paid-in capitals and shareholding structures are as follows:

Shareholder	% prior to transfer	% after transfer
Party B	90%	0%
Party A	0%	100%
Party C	10%	0%
Total	100%	100%

3.4.

The total contract price of the share transfer of the target company. Subject to the terms specified in the agreement, and pursuant to the information disclosed by Party B and Party C, and per the statement and warranty of the agreement, the total contract price of the share transfer of the target company under the agreement is 206 million yuan, of which the price of share transfer is in the amount of 43 million yuan, with the remaining of 163 million as EPC project payment, which Party A shall advance the payment directly to the target company to repay the EPC contract remaining payment owed by target company to Party B.

3.5.	Payment Methods and Schedule:

3.5.1.

        Within 10 working days of the date when the agreement comes into effect, Party A shall pay 15% of the contract price as specified in Article 3.4 as an advance payment, which amounts to 30.9 million yuan, of which 20 million yuan is regarded as the payment for share transfer and Party B receives 18 million yuan and Party C receives 2 million yuan directly from Party A. The remaining RMB10.9 million is paid by Party A directly to the target company to repay the EPC project payment owed by Party B. Meanwhile, Party B shall issue a performance bond in the amount of 15% of the total contract price of the share transfer to Party A (until the date when Party B will issue the project acceptance certificate to the target company).

3.5.2.

        After receiving the pre-payment, Party B and Party C shall cooperate with the third party agencies entrusted by Party A to complete the due diligence report covering the legal, financial, business and project affairs, including the project delivery activities and Party B shall provide full support to issue the project acceptance certificate in the satisfaction of the due diligence investigation. After the acquirer completes the due diligence report and the conditions of the share delivery as specified by Article 2 have been met, Party B agrees to use its bank line of credit prior to the share transfer delivery to provide a factoring financing covering 70% of the EPC project payables as specified by Article 3.4. The factoring financing amounts to 144.2 million yuan, with the term of 12 months, and Party A warrants to assume the joint payment obligation with the target company for the factoring financing payables to the factoring bank (including but not limited to the factoring principal, bank interests, fees and any other expenses). Party A agrees to undertake all the factoring financing payment (including but not limited to the factoring principal, bank interests, fees and any other expenses) to the target company within 6 days prior to the expiration of the term of factoring financing and the target company shall advance the payment to the account designated by the factoring bank within 3 days of the date when it receives above payment from Party A (Party A, Party B and the target company shall enter into a three-party factoring agreement). Within 10 days of the date when the target company completes the share transfer, Party A shall pledge 85% of the shares of the target company to Party B and complete the share pledge registration procedures (Party A and Party B shall enter into a share pledge agreement).

3.5.3.

        As per the due diligence specified in Article 3.5.2, within 10 working days of the date of completing the delivery of the share transfer, Party A shall issue the project acceptance certificate based on the due diligence investigation to Party B, and in the event that Party A does not issue the certificate within the timeframe, it is deemed that certificate of acceptance be issued. Within 10 working days of the date of receiving the certificate of acceptance, Party B shall issue to the target company a 1-year term bank quality guarantee letter in the amount of 5% of the transfer price, which amounts to 10.3 million yuan (the last expire date shall not exceed December 31st, 2015). Party A agrees that subject to the condition that Party B has issued the above mentioned guarantee letter within the time line, Party A shall pay the remaining 15% of the agreed contract price on or before May 30th, 2015, which amounts to 30.9 million yuan as specified in Article 3.4. Of the 23 million yuan of the share transfer, 20.7 million yuan goes directly to Party B and 2.3 million yuan goes directly to Party C, while the remaining 7.9 million yuan goes to the target company so that the target company may be able to repay Party B the EPC project payment. Within 3 working days of the date of receiving the above payment, the target company shall provide the EPC project payment to Party B.

3.6.	The term of the quality assurance is one year, and the starting date is the date when the target company completes the share change registration at the local industrial and commercial bureau.

3.7.

Before the last advance of payment, if the target company or the assignor breaches the terms of “Representations and Warranties” and subsequently causes material losses, the acquirer has the right to deduct the damage from the unpaid transfer payment and undertake the remaining payment to the designated bank account of the assignor. If the unpaid transfer payment may not be an adequate remedy for the material losses, the assignor shall assume relevant compensation obligation. The above compensation shall not be prejudice to any other rights or remedies which Party A may have under this Agreement, nor does it prejudice to any other rights or remedies which any other parties except the responsible party may have under this Agreement.

3.8.

All signatory parties shall follow the PRC laws and regulations to be liable for its own taxes and expenses incurred from the share transfer. After Party A completes the share transfer payment, Party B and Party C shall comply with the relevant tax regulations to pay the taxes at the competent tax authorities. If Party B and the target company fail to pay the taxes before the delivery of the share transfer resulting from the execution of the tax payment on the part of Party A or the target company, Party A shall have the right of recourse for Party B and Party C and deduct the tax amount from the share transfer payment to Party B and Party C. After the delivery of the share transfer, all signatory parties shall pay the tax payment obligation on its own.

Article 4: Representations and Warranties

4.1.

For the purpose of the implementation of the Agreement, Party B and the target company shall severally but not jointly represents and warrants as follows (limited only before the delivery of the share transfer):

4.1.1.

        Party B and Party C represent that they have legally acquired the said shares and the there is no liens, pledge, liabilities or any other or encumbrances (“Encumbrances”) in the Target Shares. In the event of any forms of pledge, guarantee or encumbrances exist in the target company, Party B and Party C shall take any and all steps to eliminate in the entirety of the Encumbrances prior to the signing the Agreement to ensure the execution of the agreement.

4.1.2.

        Except those disclosed by Party A, there is no contract, agreement or arrangement that Party B and Party C has enter into regarding the said shares under the Agreement and that may cause material adverse impact for Party A.

4.1.3.

        Except those disclosed by Party A, there is no financing documents, agreement or arrangement of the target company, nor any clauses that the target company may have signed in the previous financing documents and that may cause material adverse impact for the said acquisition. Otherwise, the target company shall seek the approval from the relevant rights holders.

4.1.4.

        Party B and Party C shall follow the articles of incorporation to complete the capital contribution on a timely and complete manner, and maintain the integrity of the capital contribution and represents that there are no registered capital withdrawal or asset transfer arise thereunder.

4.1.5.

        The transaction under the Agreement shall not breach any laws, regulations, rules or orders, and all signatory parties should have obtained or may obtain necessary government approvals or filings. The transaction shall not be contradictory to any contract, agreement or paper that Party B, Party C and the target company may be the target or the concerning parties and that may have any restriction on its assets, and should have obtained necessary approval from the third party.

4.1.6.

        Party B, Party C and the target company warrant that the representations and warranties provided under the Agreement are (and always be) true, accurate, complete and not misleading. Unless clearly specified in other articles of the Agreement, the above each item of representations and warranties shall be reiterated on the date of signing the Agreement, the date of the share transfer delivery and the date of completing the share transfer delivery.

4.2.	For the purpose of the implementation of the Agreement, Party B and the target company severally and jointly represent and warrant to Party A as follows as of the date of this Agreement):

4.2.1.

        The share registers provided by the target company to Party A on the date when the Agreement comes into effect are true, accurate, and complete in reflecting the title and status of the share and the share registers of the target company on the date when the Agreement comes into effect and the date of the share transfer delivery.

4.2.2.	The target company has disclosed the business operation status and business risks in a full and complete manner to Party A.

4.2.3.

        For the purpose of the implementation of the Agreement, the company record provided by the target company to Party A accurately and completely reflecting the financial statement and the business operation of the target company during the corresponding period.

4.2.4.

        The target company is an enterprise incorporated in China in accordance with relevant Chinese laws, has obtained all necessary government approvals and permits, and continues to exist legally and is in good standing.

4.2.5.	The target company does not have any other associate company that is not disclosed to Party A.

4.2.6.

        The target company does not have any other subsidiary that is not disclosed to Party A. The target company has full and complete ownership of the assets and liabilities under its name. The target company has not established any rights in the forms of guarantee, mortgage, pledge, lien and deposit, nor does there is any co-ownership or the third party right in any form.

4.2.7.

        The target company has acquired the license to use patents, trademarks, nonproprietary technologies and other intellectual properties, and the target company has the right to commercialize part of or all intellectual properties through any legitimate methods such as implementation, utilization, license to implement, license to utilize and/or transfer.

4.2.8.

        In the course of the use of patents, trademarks, nonproprietary technologies and other intellectual properties, the target company does not infringe the rights of any third party, and there is no circumstance that any individual or entity declares any title or right regarding the validity of relevant licenses. The target company will continue to own or use the above mentioned intellectual properties that it is currently in possession or in use after the date when the Agreement comes into effect.

4.2.9.

        Except as agreed otherwise or those disclosed by Party A, the target company does not have any substantial liabilities or any liabilities that may cause adverse impact on its business operation, except for the EPC contract liabilities that it entered with Party B.

4.2.10.

        Since the effective date of the agreement to the date of the share transfer delivery, the target company has complied with the tax laws and rules, has paid in full the taxes and expenses required in accordance with the taxation authorities, has not received any reminder notice from the taxation authorities or any other authoritative departments, and has not been punished on any taxation matters that may cause adverse impact on the said transaction, and there is no existence of any unsettled taxation investigation or dispute that may cause adverse impact on the said transaction.

4.2.11.	The target company does not have any business misconduct, nor has been subject to any judicial or administrative penalty from administrative or judicial authorities.

4.2.12.

        There is no pending litigation, arbitration or other legal proceedings at any court, arbitral court or administrative agencies, that may engender the target company to or may prohibit the target company from establishing the Agreement or may compromise the validity or execution of the Agreement. None of the parties (Party B, Party C or the target company) are aware of any dispute or misconduct that may cause the above mentioned litigation, arbitration or other administrative punishments.

4.2.13.

        The target company has complied with the PRC labor laws, and has paid in full all salaries and other employees’ benefits, and perform the obligation as the employer to pay the social security for the employees. No untimely or undue payments is outstanding.

4.2.14.	By the time of signing the Agreement, no labor dispute arbitration or litigation between the target company and its current and/or former employees is pending

4.2.15.

        Except those disclosed, the target company has obtained all necessary permits, licenses (if there is any), government approvals and has renewed their validity to maintain the normal operation within the business scope. Party B, Party C and the target company warrant that there is no events to impair the validity of these permits, licenses or government approvals.

4.2.16.	Except the business contracts disclosed to Party A, the target company has not entered or signed any contract for loans, borrowings (including corporate bond related contract) or other debt payable.

4.2.17.	Except those disclosed to Party A, the target company has not entered or signed any contract or business arrangement with any related party.

4.2.18.	The target company has not entered into any loan agreement or mortgage agreement with the board directors and/or senior management.

4.2.19.

        Before completing the share transfer delivery, Party B and Party C shall assume the liabilities for any damage or compensation of any litigation to the target company caused by Party B, Party C or the target company.

4.2.20.	Any loss to the tangible and intangible property as a result of the force majeure such as fire before completing the share transfer delivery will be covered by Party B and Party C.

4.2.21.

        Party B warrants the electricity generated in the first year from the 20MWp PV generation project will be no less than 32.4295 million KWH, but Party B shall not be liable if the project cannot reach the agreed target of electricity generation due to the alternation of government policy or other force majeure factors (the first year is the 365 days period starting from November 1st, 2014).

4.2.22.

        Party B and Party C warrant that the electricity selling price of the project is 1.00 yuan per KWH and the electricity sales period is no less than 20 years (except the non-Party B factors after Party B received the government approval for 1.00 yuan per KWH electricity price such as government policy change) so that the project may enter into the national renewable energy feed-in tariff list.

4.2.23.

        Party B and Party C warrant that the target company has been complying all applicable environment laws, and has not materially violate such laws and rules, and that the target company has obtained all necessary environment permits and has not materially violate the regulation of such permits.

4.2.24.

        Party B and Party C warrant that there does not exist any matters or circumstances before completing the share transfer delivery that may cause major adverse impact in the fields of the legitimate registration, business license, intellectual property, assets and liabilities, business operation, finance and tax affairs, project construction, environment protection or any other aspects. If there is any major difference between the due diligence report by Party A and the representations and warranties provided by Party B, Party C and the target company, Party A has the right to adjust the share transfer price or has the right to demand that Party B, Party C and the target company to correct within a definite time to ensure there is no major difference between the corrected statues and the representations and warranties.

4.2.25.

        Unless clearly specified in other articles of the Agreement, the above each item of representations and warranties shall be reiterated on the date of signing the Agreement, the date of the share transfer delivery and the date of completing the share transfer delivery.

4.3.	Representations and Warranties by Party A:

4.3.1.	Party A warrants to assume the joint payment obligation as specified by the Agreement for the factoring financing payables to the factoring bank.

4.3.2.	Party A warrants that Party A or the target company shall undertake the payment obligations as per the amount and within the time schedule specified by the Agreement.

4.3.3.	Party A warrants that the source of funds for the payment specified in Article 3.4 of the Agreement is legitimate.

4.3.4.

        Party A warrants that it has completed all necessary reviews and approvals for the 100% share transfer from relevant government departments governing foreign investment affairs before completing the share transfer delivery.

4.4.	Warranties by All Signatory Parties:

4.4.1.

        Party B and Party C shall assume the responsibility of the shareholding change registration for the target company at the local industrial and commercial bureau, and Party A shall provide any necessary data and/or documents required for the shareholding change registration at the local industrial and commercial bureau. On the date of completing the share transfer delivery, the original seals of the target company shall be terminated and the target company shall make new company seals. Unless clearly specified in other articles of the Agreement, Party B shall assume all legal responsibilities for any actions caused by the use of the original seals by the target company before completing the share transfer delivery, and Party A shall assume all legal responsibilities for any actions caused by the use of the new seals by the target company after completing the share transfer delivery.

4.4.2.

        Party A shall complete the due diligence investigation for the share transfer of the target company within 25 days of the date of signing the Agreement. Party B, Party C and the target company s corrective actions, Party A shall notify Party B, Party C and the target company in writing within 3 days of the date of completing such due diligence, and Party B, Party C and the target company shall complete the corrective actions within 15 days of the date of receiving the written notice. In the event that Party B, Party C and the target company cannot complete within the designated time, or cannot reach an agreement with Party A on the corrective actions within the designated time and the material divergence continues to exist, all signatory parties may decide to terminate the Agreement, and that each party shall be exempted from the default liabilities.

4.4.3.

        The target company shall cover any taxes and expenses incurred by the new national and/or local policies affecting the project after the date of the share transfer delivery, and the target company shall also cover all taxes and expenses incurred during normal business operation.

4.4.4.

        Before the date of the share transfer delivery, the payment of 43 million yuan by the target company to Part B shall not be deducted from the total contract payment to Party A as specified in Article 3.4 of the Agreement.

4.4.5.

        Before the date of the share transfer delivery, the electricity sales revenue from the project shall be distributed to the target company, and Party B and Party C shall not receive such profits through dividends or any other means, including the payment of the EPC project.

4.4.6.

        After the date of the share transfer delivery, in the event that there is any absence or missing of necessary licenses, papers or approvals, Party B and Party C warrant to complete re-application formalities free of charge.

4.4.7.

        All signatory parties shall provide full support to complete the factoring business as specified in Article 3.5.2 of the Agreement, and as per the requirement of the factoring bank, all signatory parties shall sign relevant factoring agreement.

4.4.8.

        All signatory parties shall cover its own travel and administrative expenses incurred during the course of completing the share transfer of the target company specified by the Agreement, and the expenses of auditing and due diligence shall be covered by the party who entrusts the said proceedings.

4.4.9.	After the date when the Agreement comes into effect, if there is any violation of the representations and warranties of the Agreement, any party shall promptly notify the other party in written form.

4.5.

The transition period starts from the date of signing the Agreement and ends the date of completing the share transfer delivery, and during the transition period, Party A may send personnel to be stationed to the target company to participate and understand the business operation of the target company, and Party B has the obligation to promote the nomination and appointment of board directors and senior managers to continue performing the duties of loyalty and diligence. Meanwhile, before the date of completing the share transfer, the target company shall not be involved or promise to involve in the following actions without written consents or requirements:

4.5.1 Increase, reduce, transfer, pledge or dispose of the registered capitals in any means;

4.5.2 Merge, split, transfer of assets or business, business termination, or any similar course of actions that may impose major change to the business organization and operation;

4.5.3 Acquire shares, purchase assets or any similar course of actions that may dispose or change the status of the current assets or investment;

4.5.4 Assume loans, liabilities or any external guarantee, except those repayment obligations of EPC contract liabilities;

4.5.5 Disclose or pay dividend or distribute interests or surplus of the company in any other means, or advance excessive compensation to board directors, supervisor or senior managers in any means;

4.5.6 Dispose the company assets or business by selling, leasing, transferring, or incurring any security interests such as mortgage, pledge, lien, or any other means;

4.5.7 Amend the company articles of incorporation or any other organization documents except as specified by the Agreement;

4.5.8 Undertake or continue to allow any course of actions that are in contradiction with or violate the articles of the Agreement, which may interrupt the said transaction;

4.5.9 Amend the company articles of incorporation or any other organization paper except as specified by the Agreement;

4.5.10 Change the structure of the board of director;

4.5.11 Change the auditing firm, or substantially change any accounting system or policy.

Article 5: Confidentiality

5.1.	Except as stated adversely in written form by the party who provides the information, all the information provided by one party to another are confidential.

5.2.	Disregarding the reason of publication, any information or data of the public knowledge should not be treated as confidential from the date of public disclosure.

5.3.

Unless as permitted in written form by the other party, the counter parties shall not disclose the confidential information to any third party. Unless for the performing the obligation of the Agreement, the other parties shall not use those confidential information.

5.4.	All contract parties shall take all necessary actions to cause the employees to keep the information confidential.

5.5.	The following situations in the course of disclosing and/or using confidential information should not be regarded as the breach of its obligation of maintaining confidentiality:

(1)	to perform the obligation of the Agreement;

(2)

to disclose as per the requirements by any party or as per the demand from the authoritative government departments in accordance with laws and rules, but must notify in written form of the other party at least 15 days in advance;

(3)	to disclose to the third party with written consents from the other party;

5.6.	Regardless the discharge or termination of the Agreement, the Article remains its legal effect.

Article 6: Termination and Default Liability

6.1.

Except as otherwise agreed, if any party breaches the warrants, agreement or any other arrangement under the Agreement, which may lead to the incurrence of expenses, liabilities or economic losses, the default party shall compensate the above mentioned expenses, liabilities or economic losses. The said compensation shall be equivalent to the actual losses, damages, liabilities, expenses, and shall also include but not limit to any reasonable expenses of litigation, arbitration, notarization and the deprivation of any unjustified benefits.

6.2.	Events of Default:

6.2.1.	Party A breaches the Agreement if the circumstances included but are not limited to the following:

(1)	Party A cannot obtain the approval (if needed) from the government departments governing foreign investment, resulting the failure of delivering share transfer delivery;

(2)	There is flaws in the effects of the company resolutions, authorizations and approvals, resulting in the failure of completing the share transfer delivery;

(3)	Party A fails to perform the obligations or violate the warranties under the Agreement;

(4)	The representations and warranties provided by Party A under the Agreement prove to be false, unauthentic, or containing major omissions or material misleading information;

6.2.2.

        If Party A breaches the Agreement before the date of completing the share transfer delivery or the target company breaches the Agreement after the date of completing the share transfer delivery, Party B and Party C shall have the right to take one or more following remedy measures to protect their legal rights:

(1)

Suspend performing the obligations under the Agreement and only resume performing the obligations after the events of default disappear, and such suspension under this Article does not constitute any failures or delays for Party B and Party C to perform their obligations;

(2)

Except as agreed otherwise in the Agreement, if Party A or the target company fails to perform any one of the payment obligations within the definite time, Party B and Party C shall grant a 10 working days grace period to Party A or the target company. Once the grace period expires, if Party A or the target company still defers the payment for more than 30 days, Party B and Party C may have the right to terminate the Agreement and obtain the refund of 100% shares of the target company, and meanwhile Party A or the target company must compensate 3% of the contract value as penalty to Party B and Party C according to Article 3.4, and compensate all reasonable costs, expenses or any other economic losses incurred during the course of remedy or performing the obligations (including the legal proceeding expenses of litigations and notarizations). After 10 days of recovering the shares and completing the change of registration at the local industrial and commercial bureau, Party B and Party C shall return the payment that Party has already made (deducting the amount of default fine and the compensations, except the failure of completing the share transfer delivery within the definite time caused by Party B and Party C.

(3)

After Party A performs the payment obligation under the Agreement, if the share transfer delivery fails due to insufficient conditions caused by Party A, Party B and Party C may grant a grace period to Party A to meet the delivery conditions. If Party A still fails to meet the closing conditions within the grace period, resulting in the delay to change the registration at the local industrial and commercial bureau or failure to complete the share transfer delivery, unless as agreed by Party B and Party C to further extend the grace period so that Party A may meet the delivery conditions or to release all or part of the closing conditions, Party B and Party C shall have the right to terminate the Agreement and the said share transfer transaction, and have the right to demand 3% of the total contract price as penalty as specified in Article 3.4.

(4)

The written notice requesting the defaulting party to perform the obligation, or suspend or terminate the performing the obligation of the Agreement shall come into effect from the date issuing the notice, demanding the default party to assume 3% of the total contract price as penalty as specified in Article 3.4.

6.3.

Unless as agreed otherwise in the Agreement, if any one of the following circumstances occurs, Party A shall have the right to demand the full refund of the payment made to Party B and Party C, and shall have the right to demand Party B to cover 3% of the contract price as penalty as specified in Article 3.4.

(1)

After Party A has made advance payment to Party B and Party C, or during the grace period as agreed in the Agreement, Party B and Party C request the termination of the equity interest purchase agreement and the said share acquisition action for the reasons on the part of Party A.

(2)

After Party A has made advance payment to Party B and Party C, or during the grace period as agreed in the Agreement, if the share transfer delivery conditions can be met, Party B and Party C refuse to perform the obligation to change the share registration at the local industrial and commercial bureau, resulting in the failure of completing the share transfer delivery.

(3)

After Party A has made advance payment, if the share transfer delivery conditions cannot be met for the reasons caused by Party B and Party C, both parties agree to grant a definite time so as to meet the share transfer delivery conditions. If Party B and Party C still fail to meet the conditions within the grace period, resulting in the delay to change the share registration at the local industrial and commercial bureau or the failure of completing the share transfer delivery (unless as agreed to further extend due to technical reasons), unless Party A agrees to further extend so that Party B and Party C can meet the delivery conditions, or may be released of their obligations to meet all or part of the delivery conditions, or Party A agrees to further extend a period for Party B and Party C to perform the obligation of changing the share registration at the local industrial and commercial bureau (under such circumstances Party B and Party C shall perform all obligations as required by Party A of the implementation of the Agreement), Party A have the right to terminate the Agreement and the said share transfer transaction.

6.4.

After Party A has made advance payment, or during the grace period as agreed in the Agreement, if the Agreement cannot be executed for the purpose of the Agreement cannot be achieved by further implementation of the Agreement due to the force majeure, any signatory party may have the right to terminate the Agreement and the said share transfer transaction, in the meantime, Party A shall have the right to recover the advance payment made to Party.

6.5.	If Party B or the target company breaches the Agreement (only before the target company completing the share transfer delivery):

6.5.1.	Party B, Party C or the target company breaches the Agreement if the following circumstances occur (only before the target company completing the share transfer delivery):

(1)

There is defects in the effects of the company resolutions, authorizations and approvals provided by Party B, Party C or the target company, resulting in a circumstance that the shareholder’s right that Party A obtains as a result of the change of the share registration is null and void, revocable, or incomplete;

(2)	Party B, Party C, or the target company fails to perform the obligations under the Agreement or violate the representations and warranties that are committed under the Agreement;

(3)

The representations and warranties committed by Party B, Party C or the target company under the Agreement or in the attachment of the Agreement prove to be false, fraud, unauthentic or containing major omissions or serious misleading information;

(4)

Party B, Party C or the target company has committed other faults, which may be resulting in: a) the shareholder’s right that Party A obtains under the Agreement is null and void, revocable, or incomplete; b) Party A falls into litigation or suffers a loss after completing the share transaction.

6.5.2.

        If Party B, Party C or the target company has committed other faults (only before the target company completing the share transfer delivery), resulting in a loss of Party A or the fundamental the purpose of the Agreement cannot be achieved, Party A shall have the right to take one or more following remedies to protect their legal rights:

(1)

Abort the performance of the obligations under the Agreement and only resume performing the obligations after the breaching behaviors being eliminated, and such suspension under this Article does not constitute any failures or delays of Party A to perform their obligations;

(2)

Demand the defaulting party to separately or jointly to pay 3% of the contract price as penalty as specified in Article 3.4, and compensate Party A for all reasonable costs, expenses or any other economic losses incurred during the course of remedy or performing the obligations (including the legal proceeding expenses of litigations and notarizations);

(3)	Demand the defaulting party to perform the obligation, and/or:

(4)	Suspend or terminate the Agreement or the articles relating to the equity interest purchase. The notice of termination comes into effect from the date of sending.

6.6.

In the event that any major adverse impact on the business operation, financial results or the prospect before completing the share transfer delivery exist, Party A shall have the right to terminate the Agreement.

6.7.

All rights and remedies provided in the Agreement are cumulative and not exclusive of any other rights or remedies specified by laws and rules. The obligations speculated for each party are special, specific and not generic, therefore when any party breaches the Agreement and the damage compensation are not enough to remedy the loss, non-default parties shall have the right to demand the default party to perform the obligation to implement the Agreement.

6.8.	No influence. Any review or audit by one party or its agent, any knowledge by any member of the party, any proof or acceptance of advice by the party, does not affect its right of compensation.

Article 7: Applicable Laws and Dispute Resolution

7.1.

The conclusion, effectiveness, interpretation and performance of the Agreement and the settlement of disputes in connection with the Agreement shall be governed by the laws of the People‘s Republic of China.

7.2.

The disputes arising from the interpretation or performance of the Agreement shall be settled through friendly consultation or conciliation among the signatory parties. In case of such consultation or conciliation fails, the disputes may be submitted to arbitration or a People’s court.

7.3.	In the course of litigation, the articles of the Agreement without dispute shall remain in effect and be performed.

Article 8: General Articles

8.1.	Notice

All notices issued per the requirements of the Agreement, all correspondences, all notices per the requirements of the Agreement shall be in written form and shall be couriered (via letters, facsimile, mails or personal delivery). If one party delivers the above mentioned notices to the following address, but the courier service have been refused of acceptance, it is deemed accepted formally by the other party. If one party changes the mailing address information, it shall notify the other parties within 5 days of such changes, otherwise it shall assume the responsibilities for all the consequences arisen therefrom.

The mailing addresses of all signatory parties are as follows:

Party A: SPI Solar Power (Suzhou) Co., Ltd.

Mailing Address: 66 Huangfu Road, Suzhou Industrial Park

Contact person: Ling Wei

Telephone: 18055135861

Email address: ling.wei@spisolar.com

Party B and Party C: TBEA Xinjiang Sunoasis Co., Ltd.

Mailing address: 399 Changchun Nanlu, Urumqi

Contact person: Hongjun Pan

Telephone: 0991-3685270

Email address: xjphjun@126.com

Target company: Gonghe County Xinte Photovoltaic Co., Ltd.

Mailing address: the PV Park, Gonghe County

Contact person: Xiaohe Du

Telephone: 13209711900

Email address: 22777949@

8.2.

Entire Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties with respect to the subject matter hereof, whether written or oral.

8.3.	Amendment

Any amendment or supplement of the Contract are subject to the written confirmation from all signatory parties and only be deemed to be valid after being stamped with the company’s seals, meanwhile these amendment and supplement constitute an integral part of the Agreement and shall be legally effective

8.4.	Force Majeure

The force majeure specified in the Agreement refers to unforeseeable, unavoidable and insurmountable objective conditions including: war, fire, flood, typhoon, earthquake or any policy rectification. Once the force majeure factor occurs, the affected party should notify the other party immediately, and should notify the other party as soon as possible. The affected party should send the document certifying the force majeure to the other party within 15 days after the force majeure factor being eliminated and shall be exempted from any liabilities should it provides the above mentioned certifying document.

8.5.	Severability

In case any article is deemed void for any reason, the remaining articles maintain the original effect and should be performed accordingly.

8.6.	Subtitles

All subtitles of the Contract are established for the purpose of easy reading, and shall not cause any impact on the interpretation of any articles of the Agreement.

Article 9: Miscellaneous

9.1.	The Contract comes into effect upon being stamped with the company’s seals by all signatory parties.

9.2.	When the term of the Agreement expires, all signatory parties should negotiate and enter into a separate contract if they wish to further cooperate.

9.3.	There are eight copies of the Agreement, with each party holding two copies each of which is deemed original.

(No text below)

(Signature page to follow)

Party A: SPI Solar Power (Suzhou) Co., Ltd.

Authorized representative: (corporate seal affixed)

Date: December 31, 2014

Party B: TBEA Xinjiang Sunoasis Co., Ltd.

Authorized representative: (corporate seal affixed)

Date: December 31, 2014

Party C: Xinjiang Sang’ou Solar Equipment Co., Ltd.

Authorized representative: (corporate seal affixed)

Date: December 31, 2014

The Target Company: Gonghe County Xinte Photovoltaic Co., Ltd.

Authorized representative: (corporate seal affixed)

Date: December 31, 2014

Attachment 1

List of operational papers before the date of share transfer delivery

No     Name of the paper

1         Letter of commitment to conduct preparatory works

2         Feasibility Report

3         Review and Audit Report of the Feasibility Report

4         Letter of Preliminary Comments for the Construction Site

5         Preliminary EIA Report

6         Reply to the Preliminary EIA Report

7         Survey Report

8         Reply to the Survey Report

9         Evaluation Report of Mineral Resources below Construction Site

10       Examination Report of Mineral Resources below Construction Site

11       Evaluation Report of Geological Disaster Hazards

12       Evaluation Report of Geological Disaster

13       Evaluation Report of Land

14       Urban And Rural Planning Permit

15       Site Selection Recommendation

16       Project Approval Document

17       System Connection Report

18       Review Comment for the System Connection Report

19       Letter of Connection to the Grid

20       Preliminary Approval Letter for Electricity Generation

21       The On-Grid Coordination Agreement of 2014

22       The Electricity Sales Contract of 2014

23       Civil Engineering Quality Supervision and Inspection Report

24       On-Grid Connection Project Quality Supervision and Inspection Report

25       Comments of Acceptance for On-Grid Connection by the Provincial Grid Company

26       Preliminary Acceptance Report

Assignor: TBEA Xinjiang Sunoasis Co., Ltd.

Acquirer: SPI Solar Power (Suzhou) Co., Ltd.